EXHIBIT 16

December 1, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read the Explanatory Note and Item 4 of Form 8- K/A dated October 14, 2003, of Sprint Corporation and are in agreement with the statements contained in the Explanatory Note and the first, third and fourth paragraphs of Item 4 presented on pages 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              /s/ Ernst & Young LLP
                              Ernst & Young LLP